EX-4.4




                         COMMON  STOCK  PURCHASE  AGREEMENT
                         AMENDED  AS  OF  DECEMBER 18, 2001

     THIS COMMON STOCK PURCHASE AGREEMENT, as amended as of December 18, 2001 (this "Agreement"), is by and between IFG Private Equity, LLC ("IFG"), a Georgia limited liability company and Elgrande, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Company");

     WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company may issue and sell to IFG and IFG shall purchase from the Company (i) up to $5,000,000 of the Common Stock (as defined below) from time to time as provided herein and (ii) warrants in the form attached hereto as Exhibit A to purchase One Hundred Thousand (100,000) shares of Common Stock (the "Commitment Warrants"); and

     WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) ("Section 4(2)") and Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder.

     NOW,  THEREFORE,  the  parties  hereto  agree  as  follows:

                                    ARTICLE  I
                                    ----------
                               CERTAIN  DEFINITIONS
                               --------------------

     Section  1.1  "Accredited  Buyer"  shall  have  the  meaning  set  forth in
Section  3.2.

     Section 1.2 "Agreement" shall have the meaning set forth in the preamble of this Agreement.

     Section 1.3 "Average Daily Trading Volume" with respect to any Draw Down effected by the Company in accordance with Section 2.3 hereof shall mean the average daily volume of shares of Common Stock traded on the Principal Market as reported by Bloomberg Financial during the thirty (30) consecutive Trading Day period ending on the Trading Day immediately preceding the date on which a Draw Down Notice (as defined below) is deemed to have been delivered pursuant to
Section  2.3(b)  hereof.

     Section 1.4 "Bid Price" for any given Trading Day shall mean the closing bid price of the Common Stock on such date on the Principal Market as reported by Bloomberg Financial.

     Section 1.5 "Bloomberg Financial" shall mean Bloomberg Financial Markets or an equivalent reliable reporting service acceptable to and hereafter designated by IFG.

     Section 1.6 "Bring Down Comfort Letter" shall mean a letter from Williams & Webster LLP or another independent public accounting firm, in form and substance satisfactory to IFG, addressed to IFG and the Board of Directors of the Company and dated as of the applicable Draw Down Date (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the SEC, (ii) stating, as of the applicable Draw Down Date, the conclusions and findings of such firm with respect to the financial information and other matters covered by the Comfort Letter and (iii) updating the Comfort Letter with any information which would have been included in such Comfort Letter had it been given on such Draw Down Date.

     Section  1.7  "Bylaws"  shall  have  the  meaning set forth in Section 4.3.

     Section 1.8 "Capital Shares" shall mean (i) the Common Stock and (ii) any shares of any other class of common stock, whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company and which shall, together with the Common Stock, be treated as one class of equity securities for purposes of determining beneficial ownership under Section 13 and Section 16 of the Exchange Act (including the rules and regulations promulgated thereunder).

     Section 1.9 "Certificate of Incorporation" shall have the meaning set forth in Section 4.3.

     Section  1.10 "Closing" shall have the meaning set forth in Section 2.2(a).

Section 1.11 "Closing Date" shall mean the date on which the Closing occurs.

     Section 1.12 "Comfort Letter" shall mean a letter from Williams & Webster LLP or another independent public accounting firm satisfactory to IFG, in form and substance satisfactory to IFG, addressed to IFG and the Board of Directors of the Company and dated as of the Effective Date (i) confirming that they are independent public accounts within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the SEC and (ii) stating, as of the Effective Date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants' "comfort letters" to underwriters in connection with registered public offerings.

     Section 1.13 "Commitment Period" shall mean the period commencing on the earlier to occur of (i) the Effective Date or (ii) such earlier date as the Company and IFG may mutually agree in writing, and expiring on the earliest to occur of (x) the date on which IFG shall have purchased Draw Down Shares pursuant to this Agreement for an aggregate Purchase Price of $5,000,000, (y) the date this Agreement is terminated pursuant to Article VII, or (z) the date occurring thirty six (36) months from the date of commencement of the Commitment Period.

     Section 1.14 "Common Stock" shall mean the Company's common stock, $0.001 par value per share.

     Section 1.15 "Common Stock Equivalents" shall mean any securities that are convertible into or exchangeable for Common Stock or any warrants, options or other rights to subscribe for or purchase Common Stock or any such convertible or exchangeable securities.

     Section 1.16 "Company" shall have the meaning set forth in the preamble of this Agreement.

     Section 1.17 "Company Permits" shall have the meaning set forth in Section 4.18.

     Section  1.18  "Control Person" shall have the meaning set forth in Article
X.

     Section 1.19 "Damages" shall mean any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs and expenses of expert witnesses and investigation).

     Section 1.20 "Draw Down" shall mean each occasion the Company elects to exercise its right to tender a Draw Down Notice requiring IFG to purchase a dollar amount of the Company's Common Stock equal to the Investment Amount specified in such Draw Down Notice, and at such price and on such terms and conditions as are set forth in this Agreement.

     Section 1.21 "Draw Down Cancellation" shall have the meaning set forth in Section 6.4(a).

     Section 1.22 "Draw Down Cancellation Date" shall have the meaning set forth in Section 6.4(a).

     Section 1.23 "Draw Down Cancellation Notice" shall have the meaning set forth in Section 6.4(a).

     Section  1.24  "Draw  Down  Date"  shall  mean  any  Trading Day during the
Commitment Period that a Draw Down Notice to sell Common Stock to IFG is deemed delivered pursuant to Section 2.3(b) hereof.

     Section 1.25 "Draw Down Notice" shall mean a written notice to IFG in the form attached hereto as Exhibit B setting forth the Investment Amount that the Company intends to sell to IFG pursuant to such Draw Down and the Floor Price applicable to such Draw Down.

Section 1.26 "Draw Down Pricing Period" shall mean the period of twenty (20) consecutive Trading Days starting with the first Trading Day specified in the Draw Down Notice (or such other period of consecutive Trading Days as mutually agreed upon by the Company and IFG). In no event shall the Draw Down Pricing Period begin prior to five (5) Trading Days prior to the date of the Draw Down Notice (unless otherwise waived by IFG).

     Section 1.27 "Draw Down Shares" shall mean all shares of Common Stock issued or issuable pursuant to a Draw Down which has occurred or may occur in accordance with the terms and conditions of this Agreement.

     Section  1.28  "DWAC  Transfer" shall have the meaning set forth in Section
2.4.

     Section 1.29 "Effective Date" shall mean the date on which the SEC first declares effective a Registration Statement registering the resale of the Registrable Securities as set forth in Section 6.2(a).

     Section  1.30  "Environmental  Laws"  shall  have  the meaning set forth in
Section  4.19(a).

     Section 1.31 "Event of Default" shall have the meaning set forth in Section 7.2.

     Section 1.32 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

     Section 1.33 "Floor Price" shall mean the lowest VWAP (before taking into account any discount used to calculate the Purchase Price hereunder) at which the Company will sell its Common Stock as specified in the Draw Down Notice delivered in connection with any Draw Down effected pursuant to this Agreement.

     Section  1.34  "Hazardous  Materials"  shall  have the meaning set forth in
Section  4.19.

     Section 1.35 "IFG" shall mean IFG Private Equity, LLC, a Georgia limited liability company.

     Section  1.36  "Intellectual  Property" shall have the meaning set forth in
Section  4.10.

     Section 1.37 "Investment Amount" shall mean the aggregate dollar amount (within the range specified in Section 2.3) of any Draw Down Shares to be purchased by IFG with respect to any Draw Down effected by the Company in accordance with Section 2.3 hereof.

     Section  1.38  "Investment  Company"  shall  have  the meaning set forth in
Section  4.25.

     Section 1.39 "Irrevocable Transfer Agent Instructions" shall have the meaning set forth in Article IX.

     Section 1.40 "Material Adverse Effect" shall mean any material adverse effect on (i) the Securities, (ii) the assets, liabilities, business, properties, operations, financial condition or results of operations of the Company and its Subsidiaries (as defined in Section 4.1 hereof), if any, taken as a whole, (iii) the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith or (iv) the authority or the ability of the Company to perform its obligations under this Agreement, the Registration Rights Agreement or the Warrants.

Section 1.41 "Maximum Draw Down Amount" shall mean (i) with respect to any Draw Down effected by the Company in accordance with Section 2.3 hereof other than a Six Month Draw Down, three hundred percent (300%) of the product of (a) the VWAP for the Common Stock on the Trading Day immediately preceding the applicable Draw Down Date, multiplied by (b) the Average Daily Trading Volume of the Common Stock applicable with respect to such Draw Down Date; or (ii) if the Company elects to utilize a Six Month Draw Down pursuant to Section 2.3 hereof, the "Maximum Draw Down Amount" with respect to such Six Month Draw Down shall be the lesser of (x) $500,000 or (y) of the product of (i) the VWAP for the Common Stock on the Trading Day immediately preceding the applicable Draw Down Date, multiplied by (ii) 180 times the Average Daily Trading Volume.

     Section  1.42  "Maximum  Share  Amount" shall have the meaning set forth in
Section  2.1(c).

     Section  1.43  "Minimum  Draw  Down  Amount"  shall  mean  $5,000.

     Section 1.44 "NASD" shall mean the National Association of Securities Dealers, Inc.

     Section 1.45 "Outstanding" when used with reference to Common Stock or Capital Shares (collectively the "Shares"), shall mean, at any date as of which the number of such Shares is to be determined, all issued and outstanding Shares, and shall include all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that "Outstanding" shall not mean any such Shares then directly or indirectly owned or held by or for the account of the Company.

     Section 1.46 "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     Section 1.47 "Principal Market" shall mean the Over The Counter Bulletin Board (OTC BB), or theNasdaq National Market("Nasdaq"), the Nasdaq SmallCap Market ("Nasdaq SmallCap"), the American Stock Exchange (the "AMEX") or the New York Stock Exchange (the "NYSE"), whichever is at the time the principal trading exchange or market for the Common Stock.

     Section  1.48  "Prospectus  Supplement" shall have the meaning set forth in
Section  6.2(n).

     Section 1.49 "Purchase Price" with respect to each Trading Day during a Draw Down Pricing Period (or such other date on which the Purchase Price is calculated in accordance with the terms and conditions of this Agreement) shall mean ninety-five percent (95%) of the VWAP for such Trading Day, if the shares trade for over $0.20 per share; ninety percent (90%) if the shares trade between $0.10 and $0.20 per share; and eighty-five percent if the shares trade less than $0.10 per share.

     Section 1.50 "Registrable Securities" shall mean the Draw Down Shares, the Warrant Shares and any other shares of capital stock issued or issuable as a dividend on or in exchange for or otherwise with respect to the Draw Down Shares and Warrant Shares until (i) the Registration Statement has been declared effective by the SEC and all such shares have been disposed of pursuant to the Registration Statement, (ii) all such shares have been sold under circumstances under which all of the applicable conditions of Rule 144 (or any similar provision then in force) are met, (iii) all such shares have been otherwise transferred to holders who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, (iv) such time as, in the opinion of counsel to IFG, all such shares may be sold without any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act or (v) any combination of the foregoing relating to all such shares.

     Section 1.51 "Registration Rights Agreement" shall mean the agreement regarding the filing of the Registration Statement for the resale of the Registrable Securities, entered into between the Company and IFG as of the Closing Date and in the form attached hereto as Exhibit D.

     Section 1.52 "Registration Statement" shall mean a registration statement on Form S-3 (if use of such form is then available to the Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate and which form shall be available for the resale of the Registrable Securities to be registered thereunder in accordance with the provisions of this Agreement and the Registration Rights Agreement, and in accordance with the intended method of distribution of such securities), for the registration of the resale by IFG of the Registrable Securities under the Securities Act.

     Section 1.53 "Regulation D" shall have the meaning set forth in the recitals of this Agreement.

     Section 1.54 "Rule 144" shall mean Rule 144 promulgated under the Securities Act (or a successor rule).

     Section 1.55 "SEC" shall mean the United States Securities and Exchange Commission.

     Section  1.56  "SEC  Documents" shall have the meaning set forth in Section
4.7.

     Section 1.57 "Section 4(2)" shall have the meaning set forth in the recitals of this Agreement.

     Section 1.58 "Securities" shall mean collectively the Draw Down Shares, the Warrants and the Warrant Shares.

     Section 1.59 "Securities Act" shall have the definition ascribed to it in the recitals of this Agreement.

     Section 1.60 "Settlement Date" shall mean second business day following the end of each Draw Down Pricing Period.

     Section  1.61  "Subsidiaries"  shall  have the meaning set forth in Section
4.1.

     Section  1.62 "Trading Cushion" shall mean, at any time, the mandatory five
(5) Trading Days (or such other number of Trading Days mutually agreed upon by the Company and IFG) between the end of a Draw Down Pricing Period and any subsequent Draw Down Date.

     Section 1.63 "Trading Day" shall mean any day during which the Principal Market shall be open for trading.

Section 1.64 "VWAP" for any given Trading Day shall mean the daily volume weighted average price of the Common Stock on such date on the Principal Market as reported by Bloomberg Financial using the AQR function.

     Section 1.65 "Warrants" shall mean the Commitment Warrants, a form of which is annexed hereto as Exhibit A.

     Section 1.66 "Warrant Shares" shall mean the Common Stock issued and/or issuable upon exercise of or otherwise pursuant to the Warrants.


                                   ARTICLE  II
                                   -----------
                        PURCHASE  AND  SALE  OF  COMMON  STOCK
                        --------------------------------------

     Section  2.1     Investments.

     (a) Purchase and Sale of Common Stock. Subject to the terms and conditions of this Agreement, the Company, at its sole and exclusive option, may issue and sell to IFG, and IFG shall purchase from the Company, up to Five Million Dollars ($5,000,000.00) of the Company's Common Stock, based on up to as many Draw Downs (subject to the Maximum Draw Down Amount and the Minimum Draw
Down Amount) as the Company, in its sole discretion, shall choose to deliver during the Commitment Period until the aggregate amount purchased under this Agreement equals Five Million Dollars ($5,000,000).

          (b) Draw Downs. Upon the terms and subject to the conditions set forth herein, on any Trading Day during the Commitment Period on which the conditions set forth in Sections 6.2 and 6.3 hereof have been satisfied, the Company may exercise a Draw Down by the delivery of a Draw Down Notice to IFG. The aggregate number of Draw Down Shares that IFG shall be obligated to purchase pursuant to such Draw Down shall be determined by dividing the relevant portions of the Investment Amount specified in the Draw Down Notice by the corresponding Purchase Prices for each Trading Day during the Draw Down Pricing Period as specified in Section 2.3(c).

          (c) Maximum Amount of Draw Down Shares. Unless the Company obtains the approval of its stockholders in accordance with the corporate laws of the State of Nevada and the applicable rules of the Principal Market, no more than 50,000,000 shares of Common Stock (the "Maximum Share Amount") may be issued and sold pursuant to all Draw Downs hereunder.

          (d) Warrants. On September 18, 2001, the Company issued and delivered to IFG or its permitted assignees Commitment Warrants to purchase a one hundred thousand shares of Common Stock. The Warrants have a term of five years and are priced at 125% of the closing price of the Company's shares on that day. The Warrant Shares to be issued pursuant to the Warrants shall be registered for resale in accordance with the terms of the Registration Rights Agreement. Notwithstanding any termination of this Agreement, regardless of whether or not the Registration Statement is or is not filed, and regardless of whether or not the Registration Statement is approved or denied by the SEC, IFG shall retain full ownership of the Warrants as partial consideration for its commitment hereunder. The terms and conditions of the Warrants are more particularly set forth in the Commitment Warrants, attached hereto and incorporated herein as Exhibit A.

     Section  2.2     Investment  Commitment.
                      ----------------------

          (a) Investment Commitment Closing. The closing of this Agreement (the "Closing") shall be deemed to occur when this Agreement and the Registration Rights Agreement have been executed by both IFG and the Company, and the other conditions set forth in Section 2.2(b) below have been met.

          (b) Conditions to IFG's Obligations. As a prerequisite to the Closing and IFG's obligations hereunder, all of the following conditions shall have been satisfied prior to or concurrently with the Company's execution and delivery of this Agreement:

(1) the following documents shall have been delivered to IFG: (i) this Agreement (executed by the Company); (ii) the Registration Rights Agreement (executed by the Company); (iii) the Warrants (executed by the Company); and (iv) an Officers' Certificate as to (A) the resolutions of the Company's Board of Directors authorizing this transaction, (B) the Company's Articles of Incorporation, (C) the Company's Bylaws, (D) since the date of filing of the Company's most recent SEC Document, no event that had or is reasonably likely to have a Material Adverse Effect shall have occurred; and (E) the representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the date of such Certificate; and

(2) the Company's Common Stock shall be listed for trading and actually trading on a Principal Market.

Section  2.3     Mechanics  of  Draw  Downs.
                 --------------------------

          (a) Draw Down Notice. On any Trading Day during the Commitment Period, the Company may deliver a Draw Down Notice to IFG, subject to the satisfaction of the conditions set forth in Sections 6.2 and 6.3; provided, however, the Investment Amount for each Draw Down as designated by the Company in the applicable Draw Down Notice shall be neither less than the Minimum Draw Down Amount nor more than the Maximum Draw Down Amount (as determined as of the applicable Draw Down Date); provided further, however, that if the Maximum Draw Down Amount as of the applicable Draw Down Date is less than the Minimum Draw Down Amount, the Company shall not be entitled to deliver any such Draw Down Notice. At its option, the Company may elect to deliver a Draw Down Notice for the entire six-month period following delivery of such Notice (a "Six Month Draw Down"), in which case, following the delivery of the Draw Down Notice for such Six Month Draw Down, the Company shall not be entitled to deliver a further Draw Down Notice during the following six months.

          (b) Date of Delivery of Draw Down Notice. A Draw Down Notice shall be deemed delivered on (i) the Trading Day it is received by facsimile or otherwise by IFG if such notice is received prior to 3:00 p.m., New York City time, or
(ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 3:00 p.m., New York City time, on a Trading Day or at any time on a day which is not a Trading Day. No Draw Down Notice may be deemed delivered on a day that is not a Trading Day.

          (c) Determination of Draw Down Shares Issuable. Subject to Sections 2.3(d) and (e) below, the number of Draw Down Shares to be purchased by IFG with respect to any Draw Down shall be determined on a daily basis during the applicable Draw Down Pricing Period and shall equal with respect to any such Trading Day the quotient of (x) one-twentieth (1/20) of the Investment Amount (or such other fraction based upon the agreed Draw Down Pricing Period), divided by (y) the Purchase Price for such Trading Day. The portion of the Investment Amount for which Draw Down Shares may be issued for each Trading Day during the Draw Down Pricing Period may not exceed one-twentieth (1/20) of the Investment Amount (or such other fraction based upon the agreed Draw Down Pricing Period).

          (d) Floor Price Limitation. If the VWAP on any Trading Day during a Draw Down Pricing Period is less than the Floor Price specified in the applicable Draw Down Notice, the Company shall not sell and IFG shall not purchase the Draw Down Shares otherwise to be purchased for such Trading Day. In such case, the Investment Amount shall be reduced by one-twentieth (1/20) of the Investment Amount (or such other fraction based upon the agreed Draw Down Pricing Period) for each such Trading Day.

          (e) Minimum Trading Hours Limitation. In the event that the Common Stock is not listed and approved for trading on a Principal Market and free from any halts or suspensions of trading (whether imposed generally on such Principal Market or specifically with respect to the Common Stock) for a period of at least six (6) hours on any Trading Day during a Draw Down Pricing Period, then the portion of the Investment Amount allocable to the purchase of Draw Down
Shares  with  respect  to  such  Trading  Day  pursuant to clause (x) of Section
2.3(c) above shall equal the product of (x) one-twentieth (1/20) of the Investment Amount (or such other fraction based upon the agreed Draw Down Pricing Period), multiplied by (y) the quotient of (A) the number of hours (or portions thereof) during which the Common Stock actually trades on the Principal Market on such Trading Day (exclusive of any halts or suspensions of trading imposed generally on the Principal Market or specifically with respect to the Common Stock), divided by (B) 6.5. In such event, the Investment Amount shall be reduced by the difference between one-twentieth (1/20) of the Investment Amount (or such other fraction based upon the agreed Draw Down Pricing Period) and the amount calculated pursuant to the preceding sentence for each such Trading Day.

     Section 2.4 Settlements. Subject to the provisions of Section 6.4, on each Settlement Date the Company shall, unless otherwise instructed by IFG, cause the Transfer Agent to electronically transmit shares of Common Stock to IFG (by crediting the account of IFG'S prime broker, as designated by IFG, with the Depository Trust Corporation through its Deposit Withdrawal Agent Commission system ("DWAC Transfer")) representing the Shares to be purchased by IFG on such Settlement Date with respect to the Draw Down Pricing Period immediately preceding such Settlement Date pursuant to Section 2.3(c) herein and, upon receipt of such Shares, IFG shall deliver the portion of the Investment Amount representing the Shares to be purchased on such Settlement Date by wire transfer of immediately available funds to an account designated by the Company on or before the Settlement Date. In addition, on or prior to each such Settlement Date, each of the Company and IFG shall deliver all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

     Section 2.5 Liquidated Damages. In the event the Shares are not timely delivered by the Company on any Settlement Date, the Company will pay IFG, as liquidated damages for such failure to deliver and not as a penalty, two percent (2%) of the aggregate Purchase Price for such Shares for each seven (7) calendar day period, or part thereof, following such failure, in cash, until such Shares have been delivered. Such amount may be subtracted by IFG from the portion of the Investment Amount otherwise payable by IFG with respect to such Shares.

                                   ARTICLE  III
                                   ------------
                     IFG'S  REPRESENTATIONS  AND  WARRANTIES
                     ---------------------------------------

IFG represents and warrants to the Company that:

     Section 3.1 Investment Purpose. As of the date hereof, IFG is purchasing the Securities for its own account and not with a present view towards the public sale of distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, that by making the representations herein, IFG does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time (including, but not limited to, during any Draw Down Pricing Period) in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

     Section 3.2 Accredited Buyer Status. IFG is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D (an "Accredited Buyer").

     Section 3.3 Information. IFG and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by IFG or its advisors. IFG and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigation conducted by IFG or any of its advisors or representatives shall modify, amend or affect IFG's right to rely on the Company's representations and warranties contained in Section 4 below. IFG understands that its investment in the Securities involves a significant degree of risk.

     Section 3.4 Governmental Review. IFG understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

     Section 3.5 Transfer or Resale. IFG understands that (i) except as provided in the Registration Rights Agreement, the sale or re-sale of the Securities has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Securities may not be transferred unless (a) the Securities are sold pursuant to an effective registration statement under the Securities Act, (b) IFG shall have delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, (c) the Securities are sold or transferred to an "affiliate" (as defined in Rule 144) of IFG who agrees to sell or otherwise transfer the Securities only in accordance with this Section 3.5 and who is an Accredited Buyer or (d) the Securities are sold pursuant to Rule 144;
(ii) any sale of such Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to the Registration Rights Agreement). Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement. In connection with any sale of Registrable Securities by IFG pursuant to clause (a) above, IFG agrees to sell all such securities in compliance with applicable prospectus delivery requirements.

     Section 3.6 Authorization; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized. This Agreement has been duly executed and delivered on behalf of IFG, and this Agreement constitutes, and upon execution and delivery by IFG of the Registration Rights Agreement, such agreement will constitute, valid and binding agreements of IFG enforceable in accordance with their terms.

     Section 3.7 Residency. IFG is a resident of the jurisdiction set forth immediately below such IFG's name on the signature pages hereto.

     Section 3.8 Information Furnished by IFG. All information furnished by IFG in writing, as provided in Section 5.16, or otherwise as to itself and the method of disposition or sale of the Registrable Securities pursuant to the Registration Statement is, and shall be, complete and accurate in all material respects.

                                   ARTICLE  IV
                                   ------------
                  REPRESENTATIONS  AND  WARRANTIES  OF  THE  COMPANY
                  --------------------------------------------------

The Company represents and warrants to IFG that:

     Section  4.1  Organization  and  Qualification. The Company and each of its
Subsidiaries (as defined below), if any, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. Schedule 4.1 sets forth a list of all of the Subsidiaries of the Company and the jurisdiction in which each is incorporated. The Company and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. "Subsidiaries" means any corporation or other organization, whether incorporated or unincorporated, in which the Company owns, directly or indirectly, any equity or other ownership interest and which would be a "Significant Subsidiary" of the Company as defined under Rule 1-02(w) of Regulation S-X promulgated under the Securities Act.

Section 4.2 Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement and the Warrants and to consummate the transactions contemplated hereby and thereby and to issue the Securities, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Registration Rights Agreement and the Warrants by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Warrants and the issuance and reservation for issuance of the Draw Down Shares and the Warrant Shares) have been duly authorized by the Company's Board of Directors and, except as contemplated by Section 2.1(c), no further consent or authorization of the Company, its Board of Directors, or its stockholders is required, (iii) this Agreement has been duly executed and delivered by the Company, and (iv) this Agreement constitutes, and upon execution and delivery by the Company of the Registration Rights Agreement and the Warrants, each of such agreements and instruments will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, liquidation or similar laws relating to, or affecting generally, the enforcement of creditor's rights and remedies or by other equitable principles of general application from time to time in effect.

     Section 4.3 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, par value $.001 per share, of which 16,557,620 shares of Common Stock are issued and outstanding; 6,000,000 shares of Common Stock are reserved for issuance pursuant to the Company's stock option plans, under which options to purchase 3,696,972 shares of Common Stock have been granted and are outstanding; 2,333,333 shares of Common Stock are reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for shares of Common Stock; and 125,000(1.25x currently required) shares of Common Stock are reserved for issuance upon exercise of the Warrants (subject to adjustment pursuant to the Company's covenant set forth in Section 5.7 below). All of such outstanding shares of capital stock are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable. No shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. Except as disclosed in Schedule 4.3 or the Company's SEC Documents (as defined below), as of the effective date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries,

(ii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the Securities Act (except the Registration Rights Agreement) and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Warrants, the Draw Down Shares or Warrant Shares. The Company has furnished to IFG true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof (the "Certificate of Incorporation"), the Company's By-laws as in effect on the date hereof (the "Bylaws"), and the terms of all securities convertible into or exercisable for Common Stock of the Company and the material rights of the holders thereof in respect thereto. The Company shall provide IFG with a written update of this representation pursuant to the Officers' Certificate delivered by the Company's as of each Draw Down Date.

     Section 4.4 Issuance of Shares. The Draw Down Shares and Warrant Shares may and will be properly issued pursuant to Regulation D and/or any applicable state law. When issued, the Draw Down Shares and Warrant Shares shall be duly and validly issued, fully paid, and nonassessable. Neither the sales of the Draw Down Shares and Warrant Shares pursuant to, nor the Company's performance of its obligations under, this Agreement, the Warrants or the Registration Rights Agreement will (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Draw Down Shares, the Warrant Shares or any of the assets of the Company, or (ii) entitle the holders of outstanding shares of capital stock to preemptive or other rights to subscribe to or acquire shares of capital stock or other securities of the Company. The Draw Down Shares and Warrant Shares shall not subject IFG to personal liability by reason of the possession thereof.

     Section 4.5 Acknowledgment of Dilution. The Company understands and acknowledges the potentially dilutive effect to the Common Stock upon the issuance of the Draw Down Shares pursuant to Draw Downs effected hereunder and upon issuance of the Warrant Shares upon exercise of or otherwise pursuant to the Warrants. The Company's directors and executive officers have studied and fully understand the nature of the Securities being sold hereunder. The Company further acknowledges that its obligation to issue Draw Down Shares and Warrant Shares in accordance with this Agreement and the Warrants is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company. Taking the foregoing into account, the Company's Board of Directors has determined, in its good faith business judgment, that the issuance of the Securities hereunder and under the Warrants and the consummation of the transactions contemplated hereby and thereby are in the best interest of the Company and its stockholders.

     Section 4.6 No Conflicts. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Warrants by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation for issuance, as applicable, of the Draw Down Shares and Warrant Shares) will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or Bylaws or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected

(except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). Neither the Company nor any of its Subsidiaries is in violation of its Certificate of Incorporation, Bylaws or other organizational documents and neither the Company nor any of its Subsidiaries is in default (and no event has occurred which with notice or lapse of time or both could put the Company or any of its Subsidiaries in default) under, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party or by which any property or assets of the Company or any of its Subsidiaries is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect. The businesses of the Company and its Subsidiaries, if any, are not being conducted, and shall not be conducted so long as IFG owns any of the Securities, in violation of any law, ordinance or regulation of any governmental entity the violation of which would reasonably be expected to have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement, the Registration Rights Agreement or the Warrants in accordance with the terms hereof or thereof or to issue and sell the Draw Down Shares and Warrants in accordance with the terms hereof and to issue the Warrant Shares upon exercise of or otherwise pursuant to the Warrants. Except as disclosed in Schedule 4.6, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company is not in violation of the listing requirements of the Nasdaq and the Company is not aware of any event or condition that could reasonably be expected to cause the Common Stock to be delisted by the Nasdaq in the foreseeable future. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

     Section 4.7 SEC Documents; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to as the "SEC Documents"). The Company has delivered or made available to IFG true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior to the date hereof). As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements of the Company included in the SEC Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to May 31, 2001 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Company.

     Section 4.8 Absence of Certain Changes. Since May 31, 2001, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition or results of operations of the Company or any of its Subsidiaries (other than changes which have been disclosed in the SEC Documents filed since such date).

     Section 4.9 Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries, or their officers or directors in their capacity as such, that could have a Material Adverse Effect. Schedule
4.9 contains a complete list and summary description of any pending or threatened proceeding against or affecting the Company or any of its Subsidiaries which could, either individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

     Section  4.10  Patents,  Copyrights,  etc.  The  Company  and  each  of its
Subsidiaries owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights ("Intellectual Property") necessary to enable it to conduct its business as now operated (and, except as set forth in Schedule 4.10 hereof, to the best of the Company's knowledge, as presently contemplated to be operated in the future); there is no claim or action by any person pertaining to, or proceeding pending, or to the Company's knowledge threatened, which challenges the right of the Company or of a Subsidiary with respect to any Intellectual Property necessary to enable it to conduct its business as now operated (and, except as set forth in Schedule 4.10 hereof, to the best of the Company's knowledge, as presently contemplated to be operated in the future); to the best of the Company's knowledge, the Company's or its Subsidiaries' current and intended products, services and processes do not infringe on any Intellectual Property or other rights held by any person; and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and each of its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their Intellectual Property.

     Section 4.11 No Materially Adverse Contracts, Etc. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is expected in the future to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Company's officers has or is expected to have a Material Adverse Effect.

     Section  4.12  Tax  Status.  Except  as  set  forth  on  Schedule 4.12, the
Company and each of its Subsidiaries has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. Except as set forth on Schedule 4.12, none of the Company's tax returns is presently being audited by any taxing authority.

     Section 4.13 Certain Transactions. Except as set forth on Schedule 4.13 and as otherwise disclosed in the SEC Documents and except for arm's length transactions pursuant to which the Company or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Company or any of its Subsidiaries could obtain from third parties and other than the grant of stock options disclosed on Schedule 4.3, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

     Section 4.14 Disclosure. All information relating to or concerning the Company or any of its Subsidiaries set forth in this Agreement and provided to IFG pursuant to Section 3.3 hereof and otherwise in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading (other than any information IFG has refused to accept). No event or circumstance has occurred or exists, nor is the Company in possession of any information, with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which has not been publicly announced or disclosed but under applicable law, rule or regulation, requires public disclosure or announcement by the Company.

     Section  4.15  Acknowledgment  Regarding  IFG's  Purchase  of   Securities.
The Company acknowledges and agrees that IFG is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that IFG is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and that any statement made by IFG or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to IFG's purchase of the Securities and has not been relied upon by the Company, its officers or directors in any way. The Company further represents to IFG that the Company's decision to enter into this Agreement has been based solely on the independent evaluation of the Company and its representatives.

     Section 4.16 No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the Securities to IFG. The issuance of the Securities to IFG will not be integrated with any other issuance of the Company's securities (past, current or future) for purposes of any stockholder approval provisions applicable to the Company or its securities.

     Section 4.17 No Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement or the transactions contemplated hereby.

     Section 4.18 Permits; Compliance. The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits") except in such instances where the failure to possess such Company Permits would not, either individually or in the aggregate, have a Material
Adverse Effect, and there is no action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits, the suspension or cancellation of which would not, either individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Company Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Since May 31, 2001, neither the Company nor any of its Subsidiaries has received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect.

     Section  4.19  Environmental  Matters.
                    ----------------------

          (a) Except as set forth in Schedule 4.19, there are, to the Company's knowledge, with respect to the Company or any of its Subsidiaries or any predecessor of the Company, no past or present violations of Environmental Laws (as defined below), releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and neither the Company nor any of its Subsidiaries has received any notice with respect to any of the foregoing, nor is any action pending or, to the Company's knowledge, threatened in connection with any of the foregoing. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

          (b) Other than those that are or were stored, used or disposed of in compliance with applicable law, no Hazardous Materials are contained on or about any real property currently owned, leased or used by the Company or any of its Subsidiaries, and no Hazardous Materials were released on or about any real property previously owned, leased or used by the Company or any of its Subsidiaries during the period the property was owned, leased or used by the Company or any of its Subsidiaries, except in the normal course of the Company's or any of its Subsidiaries' business.

          (c) There are no underground storage tanks on or under any real property owned, leased or used by the Company or any of its Subsidiaries that are not in compliance with applicable law.

     Section 4.20 Title to Property. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects, except such as are described in Schedule 4.20 or such as would not have a Material Adverse Effect. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

     Section 4.21 Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its
Subsidiaries are engaged. Neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

     Section 4.22 Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company's board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     Section 4.23 Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of his or her actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

     Section 4.24 Solvency. The Company (both before and after giving effect to the transactions contemplated by this Agreement) is solvent (i.e., its assets have a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured). The Company did receive a qualified opinion from its auditors with respect to its most recent fiscal year end and does not anticipate or know of any basis upon which its auditors might issue a qualified opinion in respect of its current fiscal year, assuming current financing plans are consummated.

     Section 4.25 No Investment Company. The Company is not, and upon the issuance and sale of the Securities as contemplated by this Agreement will not be, an "investment company" required to be registered under the Investment Company Act of 1940 (an "Investment Company"). The Company is not controlled by an Investment Company.

                                    ARTICLE  V
                                    ----------
                                    COVENANTS
                                    ---------

     Section 5.1 Best Efforts. The parties shall use their best efforts to satisfy timely each of the conditions described in Sections 5 and 6 of this Agreement.

     Section 5.2 Form D; Blue Sky Laws. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to IFG promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities for sale to IFG pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to IFG on or prior to the Closing Date.

     Section 5.3 Reporting Status; Eligibility to Use Form SB-2, Press Releases. The Company's Common Stock is registered under Section 12(g) of the Exchange Act. So long as IFG beneficially owns any of the Securities, the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. If deemed necessary in the opinion of counsel for both parties hereto, the Company shall issue a press release describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date, but in no event more than fifteen (15) days following the Closing Date, and shall file with the SEC a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby (and attaching as exhibits thereto this Agreement, the Registration Rights Agreement and the Warrants) as soon as practicable following the Closing Date, but in no event more than fifteen (15) days following the Closing Date, which press release and Form 8-K shall be subject to prior review by IFG.

     Section 5.4 Use of Proceeds. The Company shall use the proceeds from the sale of the Draw Down Shares and the Warrants and from the exercise of the Warrants in the manner set forth in Schedule 5.4 attached hereto and made a part hereof and shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership, enterprise or other person (except in connection with its currently existing direct or indirect Subsidiaries).

     Section 5.5 Fees and Expenses. The Company shall pay (i) all reasonable fees and expenses related to the transactions contemplated by this Agreement; provided, that the Company shall pay, by the Closing, all reasonable attorneys fees and expenses (exclusive of disbursements and out-of-pocket expenses and reasonably itemized) incurred by IFG up to $25,000 in connection with the preparation, negotiation, execution and delivery of this Agreement, (ii) all reasonable fees and expenses incurred by IFG in connection with any amendments, modifications or waivers of this Agreement or incurred in connection with the enforcement of this Agreement, including, without limitation, all reasonable attorneys fees and expenses, and (iii) all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto. In addition, if by the twelve(12) month anniversary of the Effective Date the Company has not requested Draw Down Amounts in an aggregate of $1 Million, the Company shall pay to the Purchaser a fee equal to $25,000 in cash ("Non-Usage Fee"), less 5% of the dollar amount of Draw Downs put to IFG during the prior six month period. Such Non-Usage Fee, if payable, shall be determined for each six (6) month period thereafter throughout the Commitment Period. The Non-Usage Fee shall be payable within ten (10) days after the end of the applicable six
(6) month period. In the event the Company terminates this Agreement prior to Draw Downs which equal in the aggregate $1,000,000, a cancellation fee of $25,000 shall be immediately due and payable to IFG.

Section 5.6 Financial Information. The Company agrees to send the following reports to IFG until IFG transfers, assigns, or sells all of the
Securities: (i) within ten (10) days after the filing with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K; (ii) within one (1) day after release, copies of all press releases issued by the Company or any of its Subsidiaries; and (iii) contemporaneously with the making available or giving to the stockholders of the Company, copies of any notices or other information the Company makes available or gives to such stockholders.

     Section 5.7 Reservation of Shares. The Company shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to provide for the full exercise of the Warrants and issuance of the Warrant Shares in connection therewith (based on the Exercise Price (as defined in the Warrants) of the Warrants in effect from time to time). The Company shall not reduce the number of shares reserved for issuance upon exercise of the Warrants without the consent of IFG. The Company shall use its best efforts at all times to maintain the number of shares of Common Stock so reserved for issuance at no less than 1.2 times the number that is then actually issuable upon full exercise of the Warrants (based on the Exercise Price (as defined in the Warrants) of the Warrants in effect from time to time). If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of Warrant Shares issued and issuable upon exercise of or otherwise pursuant to the Warrants (based on the Exercise Price (as defined in the Warrants) of the Warrants in effect from time to time), the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company's obligations under this Section 5.7, in the case of an insufficient number of authorized shares, and using its best efforts to obtain stockholder approval of an increase in such authorized number of shares. Prior to the delivery of a Draw Down Notice, the Company will have reserved and the Company shall continue to reserve and keep available at all times thereafter, free of preemptive rights, a number of shares of Common Stock sufficient for the purpose of enabling the Company to satisfy its obligation to issue Draw Down Shares pursuant to such Draw Down Notice (assuming for such purposes that the Purchase Price applicable to such Draw Down is eighty-five percent (85%) of the Floor Price).

     Section 5.8 Listing. The Company, if required, shall promptly secure the listing of the Draw Down Shares and Warrant Shares upon the Principal Market and each other national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and, so long as IFG owns any of the Securities, shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Draw Down Shares and Warrant Shares from time to time issuable under this Agreement or upon exercise of the Warrants. The Company will obtain and, so long as IFG owns any of the Securities, maintain the listing and trading of its Common Stock on a Principal Market, and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of such Principal Market and any other exchanges or automated quotation systems on which the Common Stock is then listed. The Company shall promptly provide to IFG copies of any notices it receives from the Principal Market and any other exchanges or automated quotation systems on which the Common Stock is then listed regarding the continued eligibility of the Common Stock for listing on such exchanges and quotation systems.

     Section 5.9 No Integration. The Company shall not make any offers or sales of any security (other than the Securities) under circumstances that would require registration of the Securities being offered or sold hereunder under the Securities Act or cause the offering of Securities to be integrated with any other offering of securities by the Company for the purpose of any stockholder approval provision applicable to the Company or its securities.

     Section 5.10 Registration Rights. The Company shall cause the Registration Rights Agreement to remain in full force and effect and the Company shall comply in all respects with the terms thereof.

     Section 5.11 Notice of Certain Events Affecting Registration; Suspension of Right to Deliver a Draw Down Notice. The Company will immediately notify IFG upon the occurrence of any of the following events in respect of the Registration Statement or related prospectus in respect of the resale of the Registrable Securities: (i) receipt of any request for additional information from the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;
(iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's reasonable determination that a post-effective amendment or supplement to the Registration Statement would be appropriate; and the Company will promptly make available to IFG any such supplement or amendment to the related prospectus. The Company shall not deliver to IFG any Draw Down Notice during the continuation of any of the foregoing events and shall cancel an existing Draw Down by delivering a Draw Down Cancellation Notice in the manner required by Section 6.4 of this Agreement.

     Section 5.12 Disclosure of Material Information. In the event that the Company comes into possession of any material non-public information, the Company shall make full and complete public disclosure in accordance with all applicable securities laws (including all common law formulations thereof).

     Section 5.13 Issuance of Draw Down Shares. The sale and issuance of the Draw Down Shares shall be made in accordance with the provisions and requirements of Regulation D and any applicable state law.

     Section 5.14 Trading Guidelines. IFG has the right to sell shares of Common Stock during the Commitment Period. IFG agrees, however, that prior to and during the Commitment Period, neither IFG nor any of its affiliates, nor any entity managed by IFG, will intentionally sell shares of Common Stock other than the shares of Common Stock which IFG has purchased under the terms of this Agreement (including for this purpose, the number of shares of Common Stock issued and/or issuable upon exercise of the Warrants and, in the case of a Draw Down Notice that has been delivered, an estimate of the number of Draw Down Shares issuable in connection with such Draw Down Notice (assuming for such purposes that the number of Draw Down Shares to be issued pursuant to such Draw Down Notice equals the Investment Amount specified in such Draw Down Notice divided by ninety-five percent (95%) of the Floor Price)), whether in accounts directly or indirectly managed by IFG or any affiliate of IFG or any entity managed by IFG.


     Section 5.15 Compliance by IFG with SEC Rules and Regulations. IFG shall comply with all SEC rules and regulations relating to the sale of the Registrable Securities including, without limitation, prospectus delivery requirements and rules relating to the manner of sale of the Registrable Securities, and will file all necessary SEC forms and schedules with respect to its ownership of Common Stock or its disposition of the Registrable Securities.

     Section 5.16 Written Information to be Furnished by IFG. IFG shall furnish to the Company in writing for inclusion in the Registration Statement all information with respect to itself and the manner of disposition or sale of the Registrable Securities as is required by SEC rules and regulations to be disclosed in the Registration Statement.

                                   ARTICLE  VI
                                   -----------
                       CONDITIONS  TO  DELIVERY  OF  DRAW  DOWN
                       ----------------------------------------
                      NOTICES  AND  CONDITIONS  TO  SETTLEMENT
                      ----------------------------------------

     Section 6.1 Conditions Precedent to the Obligation of the Company to Issue and Sell Common Stock. The obligation hereunder of the Company to issue and sell the Draw Down Shares to IFG incident to each Settlement is subject to the satisfaction, at or before each such Settlement, of each of the conditions set forth below.

          (a)  Accuracy  of  IFG's  Representation  and  Warranties.         The
representations and warranties of IFG shall be true and correct in all material respects as of the date when made and as of the date of each such Settlement as though made at each such time (except for representations and warranties specifically made as of a particular date which shall be true and correct in all material respects as of the date when made).

          (b) Performance by IFG. IFG shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by IFG at or prior to such Settlement.

     Section 6.2 Conditions Precedent to the Right of the Company to Deliver a Draw Down Notice. The right of the Company to deliver a Draw Down Notice hereunder is subject to the satisfaction, on the date of delivery of such Draw Down Notice, of each of the following conditions:

          (a) Registration of the Common Stock with the SEC. As set forth in the Registration Rights Agreement, the Company shall have filed with the SEC a Registration Statement with respect to the resale of the Registrable Securities that shall have been declared effective by the SEC prior to the first Draw Down Date.

               (b) Effective Registration Statement. As set forth in the Registration Rights Agreement, the Registration Statement shall have previously been declared effective and shall remain effective and sales of all of the Registrable Securities (including all of the Warrant Shares issued and/or issuable upon exercise of the Warrants, all of the Draw Down Shares issued with respect to all prior Draw Downs and all of the Draw Down Shares expected to be issued in connection with the Draw Down specified by the current Draw Down
Notice (assuming for such purpose that the Purchase Price applicable to such Draw Down is ninety-five percent (95%) of the Floor Price)) may be made by IFG and (i) neither the Company nor IFG shall have received notice that the SEC has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement either, temporarily or permanently, or intends or has threatened to do so, (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or related prospectus shall exist and (iii) no event specified in Section 5.11 shall have occurred and be continuing.

          (c) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the applicable Draw Down
Date as though made at such time (except for representations and warranties specifically made as of a particular date which shall be true and correct in all material respects as of the date when made).

          (d) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by the Company at or prior to such date.

          (e) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits or directly and adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

          (f) Material Adverse Changes. Since the date hereof, no event that had or is reasonably likely to have a Material Adverse Effect shall have occurred.

          (g) No Suspension of Trading In or Delisting of Common Stock. The trading of the Common Stock (including without limitation the Draw Down Shares) shall not have been suspended by the SEC, the Principal Market or the NASD and the Common Stock (including without limitation the Draw Down Shares) shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market.

          (h) Adequacy of Disclosure. In the reasonable opinion of counsel to IFG, the disclosure contained in the Registration Statement shall not be inadequate or misleading.

          (i) Cross Default. The Company shall not be in default of a material term, covenant, warranty or undertaking of the Company contained in the Warrants and the Registration Rights Agreement, nor shall there have occurred an Event of Default under this Agreement.

          (j) No Knowledge. The Company shall have no knowledge of any event that would reasonably be expected to have the effect of causing such Registration Statement to be suspended or otherwise ineffective (which event is more likely than not to occur within the nine (9) Trading Days following the Trading Day on which such Draw Down Notice is deemed delivered).

          (k) Trading Cushion. The Trading Cushion shall have elapsed since the end of the preceding Draw Down Pricing Period.

          (l) Maximum Share Amount. Unless the Company has obtained the requisite approval of its stockholders in accordance with the corporate laws of the State of Nevada and the applicable rules of the Principal Market, in no event may the Company issue a Draw Down Notice to sell an Investment Amount to the extent that the sum of (x) the number of shares of Common Stock represented by the quotient of (i) the requested Investment Amount, divided by (ii) ninety-five percent (95%) of the Floor Price, plus (y) the cumulative total of all shares of Common Stock issued under all previous Draw Downs effected pursuant to this Agreement, would exceed the Maximum Share Amount.

          (m) Investment Amount Limitation. On each Draw Down Date, the Investment Amount specified in the applicable Draw Down Notice may not exceed the dollar amount which would result in a number of Draw Down Shares then to be purchased by IFG (for purposes of this Section 6.2(m), assuming that such number of Draw Down Shares to be issued pursuant to such Draw Down Notice equals the Investment Amount specified in such Draw Down Notice, divided by eighty-five percent (85%) of the Floor Price) which, when aggregated with all shares of Common Stock then owned by IFG beneficially or deemed beneficially owned by IFG (excluding shares which may become issuable pursuant to future Draw Downs hereunder and excluding shares which may be deemed beneficially owned through the ownership of the unexercised Warrants), would result in the beneficial ownership by IFG of more than 9.9% of the then Outstanding Shares on such Draw Down Date. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13D-G thereunder, except as otherwise provided above with respect to the exclusion of shares which may become issuable pursuant to future Draw Downs.

          (n) Prospectus Supplement. If agreed as necessary by counsel for both parties, a supplement to the prospectus contained in the Registration Statement (the "Prospectus Supplement"), in form and substance to be agreed upon by the parties, setting forth information regarding the Draw Down including, without limitation, the Draw Down Date, the Investment Amount, the number of shares sold to IFG in connection with all previous Draw Downs, if not previously disclosed in an SEC Document, and any additional information required by SEC rules and regulations, including Item 507 of Regulation S-K, shall have been filed with the SEC.

     Section 6.3 Documents Required to be Delivered on each Draw Down Date. IFG's obligation to purchase Shares pursuant to a Draw Down hereunder shall additionally be conditioned upon the delivery to IFG on each Settlement Date (referred to in Section 2.4) of an Officers' Certificate substantially in the form of Exhibit B attached hereto.

     Section  6.4  Draw  Down  Cancellation.
                   ------------------------

          (a) Mechanics of Draw Down Cancellation. If at any time during a Draw Down Pricing Period, (i) any of the events specified in Section 5.11 of this Agreement shall occur, (ii) any of the conditions precedent to a Draw Down set forth in Section 6.2 shall no longer be satisfied as of any date during the Draw Down Pricing Period or (iii) the Company discovers that a document set forth in
Section 6.3(a), (b) or (d) would no longer be true if delivered as of such date during the Draw Down Pricing Period, then the Company shall cancel the Draw Down (a "Draw Down Cancellation") immediately by delivering written notice to IFG (the "Draw Down Cancellation Notice"), by facsimile and overnight courier. The Draw Down Cancellation Notice shall be deemed delivered on (i) the Trading Day it is received by facsimile or otherwise by IFG if such notice is received prior to 5:00 p.m., New York City time, or (ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 5:00 p.m., New York City time, on a Trading Day, or at any time on a day which is not a Trading Day. No Draw Down Cancellation Notice may be deemed delivered on a day that is not a Trading Day. "Draw Down Cancellation Date" shall be the date the Draw Down Cancellation Notice is deemed delivered pursuant to the preceding sentence.

          (b) Effect of Draw Down Cancellation. If a Draw Down Cancellation Notice has been delivered to IFG after a Draw Down Date, the Draw Down Pricing
Period for such Draw Down shall (except as provided in the proviso to the succeeding sentence) end on the Trading Day immediately preceding the Draw Down Cancellation Date. In such event, the Investment Amount relating to such Draw Down shall be reduced by one-twentieth (1/20) (or such other fraction based upon the agreed Draw Down Pricing Period) with respect to each Trading Day during the period beginning on and including the Draw Down Cancellation Date and ending on the last Trading Day of such Draw Down Pricing Period; provided, however, that, except as otherwise provided in Section 2.3(e) hereof, in the event that a Draw Down Cancellation Notice is deemed delivered on the Trading Day it is received by IFG pursuant to clause (i) of the second sentence of Section 6.4(a) above, then the Investment Amount allocable to such Trading Day shall be reduced by the difference between (x) one-twentieth (1/20) of the Investment Amount (or such other fraction based upon the agreed Draw Down Pricing Period) and (y) the product of (A) one-twentieth (1/20) of the Investment Amount (or such other fraction based upon the agreed Draw Down Pricing Period), multiplied by (B) the quotient of (i) the number of hours (or portions thereof) during which the Common Stock has actually traded on the Principal Market on such Trading Day (exclusive of any halts or suspensions of trading imposed generally on the Principal Market or specifically with respect to the Common Stock) prior to the actual time on which IFG received the Draw Down Cancellation Notice (as evidenced by the time and date set forth IFG's facsimile copy thereof), divided by (ii) 6.5. Anytime a Draw Down Cancellation Notice is delivered IFG, such Draw Down shall remain effective as to the portion of the Investment Amount not canceled pursuant to the preceding sentence and IFG shall be entitled to use the Registration Statement and related prospectus for sales of the Shares issuable with respect to such non-canceled portion of the Investment Amount.

                                   ARTICLE  VII
                                   ------------
                                   TERMINATION
                                   -----------

     Section 7.1 Term; Termination by Mutual Consent. Subject to the provisions of Section 7.2, the term of this Agreement shall run until the end of the Commitment Period; provided that the right of the Company to effect any Draw Downs under this Agreement may be terminated at any time by mutual consent of the parties.

     Section 7.2 Termination by IFG. IFG may terminate the right of the Company to effect any Draw Downs under this Agreement upon one (1) Trading Day's notice if any of the following events (each, an "Event of Default") shall occur:

          (a) The Company (i) fails to issue shares of Common Stock to IFG on any Settlement Date, (ii) fails to remove any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate or any shares of Common Stock issued to IFG as and when required by this Agreement or the Registration Rights Agreement, or (iii) fails to fulfill its obligations pursuant to Sections 5.3, 5.4, 5.5, 5.7, 5.8, 5.11, 5.12 or Article IX of this Agreement (or makes any announcement, statement or threat that it does not intend to honor the obligations described in this paragraph), and any such failure shall continue uncured (or any announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for ten (10) days after the Company shall have been notified thereof in writing by IFG;

          (b) The Company fails to obtain effectiveness with the SEC prior to December 31, 2001 of the Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, or fails to obtain the effectiveness of any additional Registration Statement (required to be filed pursuant to Section 3(b) of the Registration Rights Agreement) within ninety (90) days after the Registration Trigger Date (as defined in the Registration Rights Agreement), or any such Registration Statement, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of all of the Registrable Securities otherwise cannot be made thereunder (whether by reason of the Company's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Company's failure to file and obtain effectiveness with the SEC of an additional Registration Statement required pursuant to Section 3(b) of the Registration Rights Agreement or otherwise) for more than twenty (20) consecutive Trading Days or more than sixty
(60) Trading Days in any twelve (12) month period after such Registration Statement becomes effective;

          (c) The Company or any Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

          (d) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company;

          (e) The Company shall fail to maintain the listing of the Common Stock on a Principal Market or trading in such Common Stock shall otherwise be halted or suspended for a period of ten (10) consecutive Trading Days;

          (f) The sale, conveyance or disposition of all or substantially all of the assets of the Company, the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or the consolidation, merger or other business combination of the Company with or into any other Person or Persons when the Company is not the survivor;

          (g) The Company breaches any material representation or warranty contained in this Agreement; or

          (h) Since the date hereof, an event that had a Material Adverse Effect shall have occurred.

                                  ARTICLE  VIII
                                  -------------
                NON-DISCLOSURE  OF  MATERIAL  NON-PUBLIC  INFORMATION
                -----------------------------------------------------

     Section  8.1     Non-Disclosure  of  Material  Non-Public  Information.

          (a) The Company covenants and agrees that it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, any material non-public information to IFG, unless prior to disclosure of such information the Company identifies such information as being material non-public information and provides IFG and its advisors and representatives with the opportunity to accept or refuse to accept such material non-public information for review.

          (b) The Company acknowledges and understands that IFG is entering into this Agreement and the Registration Rights Agreement at the request of the Company and in good faith reliance on (i) the Company's representation set forth in Section 4.14 that neither it nor its agents have disclosed to IFG any material non-public information; and (ii) the Company's covenant set forth in
Section 5.12 that if the Company comes into possession of any material non-public information, the Company shall timely make full and complete public disclosure of all or such portion of such information in accordance with all applicable securities laws (including common law formulations thereof).

          (c) Nothing herein shall require the Company to disclose material non-public information to IFG or its advisors or representatives, and the Company represents that it does not disseminate material non-public information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts; provided, however, that notwithstanding anything herein to the contrary, the Company will as hereinabove provided, immediately notify IFG and its advisors and representatives and, if any, underwriters, of the existence of any event or circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting material non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IX
                                   ----------
                           TRANSFER  AGENT  INSTRUCTIONS
                           -----------------------------

     The Company shall issue instructions in the form attached hereto as Exhibit C to its transfer agent to electronically transmit the Draw Down Shares to IFG by DWAC Transfer upon issuance of the Draw Down Shares in accordance with the terms hereof (the "Transfer Agent Instructions"). The Company warrants that no instruction other than the Transfer Agent Instructions referred to in this
Article IX will be given by the Company to its transfer agent with respect to the Draw Down Shares and that the Draw Down Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section shall affect in any way IFG's obligations to comply with all applicable prospectus delivery requirements, if any, upon re-sale of the Draw Down Shares.

                                    ARTICLE  X
                                    ----------
                                 INDEMNIFICATION
                                 ---------------

     Section 10.1 Indemnification by Company. The Company agrees to indemnify and hold harmless IFG, its partners, owners, affiliates, officers, directors, employees, and duly authorized agents, and each Person or entity, if any, who controls IFG within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (a "Control Person"), from and against any Damages, joint or several, and any action in respect thereof to which IFG, its partners, owners, affiliates, officers, directors, employees, duly authorized agents and Control Persons, becomes subject to, resulting from, arising out of or relating to any breach or alleged breach by the Company of any representation or warranty or to the nonfulfillment of or failure to perform any covenant or agreement on the part of Company contained in this Agreement or the Registration Rights
Agreement  in  any  event  as  such  Damages  are  incurred.

     Section 10.2 Indemnification by IFG. IFG agrees to indemnify and hold harmless the Company, its affiliates, officers, directors, employees, and duly authorized agents, and each Person or entity, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (a "Control Person"), from and against any Damages, joint or several, and any action in respect thereof to which the Company, its affiliates, officers, directors, employees, duly authorized agents and Control Persons, becomes subject to, resulting from, arising out of or relating to any breach or alleged breach by IFG of any representation or warranty or to the nonfulfillment of or failure to perform any covenant or agreement on the part of IFG contained in this Agreement or the Registration Rights Agreement in any event as such Damages are incurred.

Section 10.3 Resolution of Indemnity Claims. The Company and IFG hereby agree to resolve any claim for indemnification under this Article X pursuant to the procedures for indemnification set forth in Section 6 of the Registration Rights Agreement.

                                   ARTICLE  XI
                                   -----------
                                  MISCELLANEOUS
                                  -------------

     Section 11.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be performed in the State of Nevada (without regard to principles of conflict of laws). Both parties irrevocably consent to the exclusive jurisdiction of the United States federal courts and the state courts located in Nevada with respect to any suit or proceeding based on or arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. Both parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. Both parties further agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect either party's right to serve process in any other manner permitted by law. Both parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

     Section 11.2 Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

If  to  the  Company:

                        Elgrande,  Inc.
                        1132  Hamilton  Road,  Suite  302,
                        Vancouver,  BC
                        Canada  V6B  2S2
                        Tel:(604)689-0808
                        Fax:(604)689-0802
                        Attention:  Michael  F.  Holloran,  CEO


If  to  IFG:

                        IFG  Private  Equity,  LLC
                        4555  Mansell  Road,  Suite  300
                        Alpharetta,  GA  30022
                        Attention:  Tony  Gentile

Each party shall provide notice to the other party of any change in address.

     Section 11.3 Counterparts; Signatures by Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

     Section 11.4 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

     Section 11.5 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

     Section 11.6 Entire Agreement; Amendments. This Agreement, the Warrants, the Registration Rights Agreement and the Exhibits hereto contain the entire agreement and understanding of the parties with respect to the matters covered herein and therein and supersede all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all exhibits to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as if fully set forth herein. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

     Section 11.7 Successors and Assigns. This Agreement shall not be assignable.

     Section 11.8 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

     Section 11.9 Survival. The representations and warranties of the Company and the agreements and covenants set forth in Article IV, V, VI, VIII, IX and X shall survive the Closing and each Settlement Date hereunder notwithstanding any due diligence investigation conducted by or on behalf of IFG.

     Section 11.10 Publicity. The Company and IFG shall have the right to review a reasonable period of time before issuance of any press releases, filings with the SEC, NASD or any stock exchange or interdealer quotation system, or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of IFG, to make any press release or public filings with respect to such transactions as is required by applicable law and regulations (although IFG shall be consulted by the Company in connection with any such press release or public filing prior to its release or public filing and shall be provided with a copy thereof and be given an opportunity to comment thereon).

     Section 11.11 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     Section 11.12 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

     Section 11.13 Remedies. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to IFG by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement, that IFG shall be entitled, in addition to all other available remedies in law or in equity, to an injunction or injunctions to prevent or cure any breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of showing economic loss and without any bond or other security being required.

Section 11.14 Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the VWAP, trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg Financial.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

ELGRANDE,  INC.



By:  _________________________
     Chief  Executive  Officer



     IFG  PRIVATE  EQUITY,  LLC



By:  _________________________
     Anthony  Gentile,  Manager

                          EXHIBIT A-COMMITMENT WARRANTS


(Attached as exhibit 4.5)

                                    EXHIBIT B
                              OFFICERS' CERTIFICATE

The undersigned officers of Elgrande, Inc., a Nevada corporation (the "Company"), do hereby deliver this certificate on behalf of the Company on and as of the Settlement Date specified below pursuant to the Common Stock Purchase Agreement, dated September 18, 2001 (the "Agreement"), between the Company and IFG Private Equity, LLC ("IFG"), and hereby certify that:

(A) the representations and warranties of the Company contained in the Agreement were true and accurate in all material respects on the date of the Agreement and are true and accurate in all material respects as of the date of this Certificate;
(B) the Company has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by the Company at or prior to the date hereof;
(C) the Company has filed with the SEC a Registration Statement with respect to the resale of Securities by IFG which was declared effective by the SEC on ___________; and (i) the Company has not received notice that the SEC has issued or intends to issue a stop order with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so, and (ii) no other suspension of the use or withdrawal of the effectiveness of such Registration Statement or related prospectus shall exist;
(D) the Company has no knowledge of any event reasonably likely to cause any Registration Statement to be suspended or otherwise ineffective;
(E) (i) the Common Stock of the Company has been approved for quotation on the Principal Market, (ii) the Common Stock has not been suspended by the SEC, the Principal Market or the NASD and (iii) to the best of the Company's knowledge its Common Stock will not be delisted from the Principal Market within the next thirty (30) calendar days;
(F) the Registration Statement does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;
(G) since the date of the Company's financial statements most recently filed pursuant to the Securities Exchange Act of 1934, as amended, no event that had or is reasonably likely to have a Material Adverse Effect has occurred;
(H) the aggregate number of shares of Common Stock issued and outstanding as of this Settlement Date, after giving effect to the number of shares being purchased by IFG on this Settlement Date, is ______________ shares;
(I) the issuance of shares of Common Stock on this Settlement Date shall not violate the shareholder approval requirements of the Principal Market; and
(J) as of the date hereof, the authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, of which as of the date hereof, approximately 16,557,620 shares are issued and outstanding, 0 shares of Preferred Stock, of which 0 shares are issued and outstanding, and approximately ____________ shares of Common Stock which are issuable upon the exercise of options, warrants and conversion rights.
     Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
Dated as of ____________,  200_, Settlement  Date Pursuant to the Agreement:

     ELGRANDE,  INC.
     ______________________________
     Name:
     Title:
     ______________________________
     Name:
     Title:
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                                    EXHIBIT C


TRANSFER  AGENT  INSTRUCTION  LETTER  FORM:

                                ___________, 2001

Transfer  Agent


                    Re:     Elgrande,  Inc.
                         Common  Stock  Purchase  Agreement,  dated
                         September  18,  2001,  with  IFG  Private  Equity  LLC
                         Drawdown  Notice  No.  __,  dated  _____,  2001
                         _________________________________________


Dear  Sir  or  Madam:

     We  are  counsel  to  Elgrande, Inc., a Nevada corporation (the "Company").

     On behalf of the Company, this is to instruct ___________________ to issue certificates for shares of Common Stock, par value $.001 per share, of the Company registered in the following names and in the following denominations:

Name     Number  of  Shares          Securities  Act  Status
----     ------------------          -----------------------

                                                  Registered


The certificate(s) for the above authorized shares are to be delivered as follows:

The shares are registered pursuant to the Company's Registration Statement under the Securities Act of 1933, as amended (File No. _______ ), declared effective by the Securities and Exchange Commission on __________ , 2001.

Attached are copies of the resolutions adopted by the Board of Directors of the Company authorizing the above stock issuance, certified by the Secretary of the Company.

     If you have any questions as to the above, please do not hesitate to contact the undersigned.


     Very  truly  yours,















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